MARATHON OIL CORPORATION REPORTS
SECOND QUARTER 2009 RESULTS

HOUSTON, Aug. 3, 2009 – Marathon Oil Corporation (NYSE:MRO) today reported second quarter 2009 net income of $413 million, or $0.58 per diluted share. Net income in the second quarter 2008 was $774 million, or $1.08 per diluted share. For the second quarter 2009, adjusted net income was $251 million, or $0.35 per diluted share, compared to adjusted net income of $858 million, or $1.20 per diluted share, for the second quarter of 2008.

	Three Months Ended
	June 30
(In millions, except per diluted share data)	2009	2008 (b)

Adjusted net income (a)	$251	$858
Adjustments for special items (net of taxes):
Gain (loss) on U.K. natural gas contracts	2	(84)
Gain on disposal of assets	160	-
Net income	$413	$774
Adjusted net income (a) – per diluted share	$0.35	$1.20
Net Income – per diluted share	$0.58	$1.08
Revenues and other income	$13,358	$22,202
Weighted average shares – diluted	711	714

(a) Adjusted net income is a non-GAAP financial measure and should not be considered a substitute for net income as determined in accordance with accounting principles generally accepted in the United States.  See below for further discussion of adjusted net income.
 (b) Previously reported revenues and other income have been revised to reflect the presentation of Marathon’s Irish businesses as discontinued operations.

“Marathon’s businesses performed very well in the second quarter. Our Exploration and Production segment achieved a 12 percent year-over-year increase in production available for sale from continuing operations while our Refining, Marketing and Transportation segment out-performed its competitors in the domestic market posting positive financial results, up slightly from both first quarter and prior year,” said Clarence P. Cazalot, Jr., president and CEO of Marathon. “A continued focus on high mechanical reliability and cost control contributed to our overall solid operating performance. And, in spite of challenging global economic conditions, Marathon continues to maintain a very solid financial position, aided by the value captured from selective asset sales.”

Segment Results

Total segment income was $400 million in the second quarter of 2009, compared to $925 million in the second quarter of 2008.

	Three Months Ended
	June 30
(In millions)	2009	2008(b)
Segment Income (Loss)
Exploration and Production
United States	$(41)	$359
International	261	463
Total E&P	220	822
Oil Sands Mining	2	(157)
Refining, Marketing and Transportation	165	158
Integrated Gas	13	102
Segment Income (a)	$400	$925
(a)	See Preliminary Supplemental Statistics below for a reconciliation of segment income to net income as reported under generally accepted accounting principles.
(b)	Previously reported Exploration and Production segment income has been revised to reflect the presentation of Marathon’s Irish businesses as discontinued operations.

Exploration and Production

Exploration and Production (E&P) segment income totaled $220 million in the second quarter of 2009, compared to $822 million in the second quarter of 2008. The decrease was primarily a result of lower liquid hydrocarbon and natural gas price realizations.

Sales volumes from continuing operations increased 26 percent year on year, averaging 436,000 barrels of oil equivalent per day (boepd), compared to 347,000 boepd for the same period last year. While the increase in sales volumes is primarily due to the timing of international liftings, production available for sale from continuing operations in the quarter was up 12 percent to 411,000 boepd from the same quarter in 2008. Production increased with the addition of the Alvheim/Vilje development offshore Norway, which started operation in June 2008, and with increased natural gas sales volumes in Equatorial Guinea due to exceptional reliability at the LNG and methanol facilities on Bioko Island which purchase natural gas from the Company’s Alba field, partially offset by lower United States natural gas production as investment activities have been curtailed due to lower natural gas prices.

International E&P income was $261 million in the second quarter of 2009, compared to $463 million in the second quarter of 2008. The decrease was primarily a result of lower liquid hydrocarbon price realizations in the second quarter 2009, partially offset by increased income from the Alvheim/Vilje development and improved operating reliability across the business, highlighted by operations at the Equatorial Guinea natural gas producing and processing facilities where reliability was 97.5 percent for the quarter. Additionally for the quarter, international E&P saw a 17 percent decline in per barrel operating costs [excluding depreciation, depletion and amortization (DD&A) and exploration expense], as costs fell to $6.22 per boe in the second quarter 2009 from $7.46 per boe in the comparable quarter of 2008 through stronger volume performance and increased focus on cost reduction initiatives. Lower exploration expenses also had a positive impact on results. The change in mix of product sales year-over-year included higher sales in jurisdictions with high tax rates. This change contributed to the higher segment effective tax rate for the quarter.

U.S. E&P reported a loss of $41 million in the second quarter of 2009, compared to income of $359 million in the second quarter of 2008, as revenues decreased by 60 percent, primarily the result of 52 percent lower liquid hydrocarbon and 58 percent lower natural gas price realizations. DD&A increased to $271 million during the second quarter 2009, up $100 million from the same period last year. The Neptune development, which started operation in July 2008, added $90 million of DD&A over the second quarter of 2008. Also contributing to the loss were pretax expenses totaling $28 million ($17 million after tax) recognized in the second quarter of 2009, primarily for partial impairment of a natural gas field in east Texas, as well as a rig cancellation in the Bakken and a loss on a sale. Pretax expenses during the first six months of 2009 from rig cancellations totaled $24 million, and the Company does not anticipate any additional cancellations for the remainder of the year. As a result of a capital expenditure program with more emphasis on oil projects, U.S. E&P reported a year-over-year increase in liquid hydrocarbon production volumes of approximately 1,000 barrels per day (bpd) for the second quarter and over 2,000 bpd for the first half of 2009.

	Three Months Ended
	June 30
	2009	2008
Key E&P Production Statistics
Net Sales
United States – Liquids (mbpd)	64	63
United States – Natural Gas (mmcfpd)	365	431
International – Liquids (mbpd)	213	119
International – Natural Gas (mmcfpd)	590	558
Worldwide Net Sales from Continuing Operations (mboepd)	436	347

Marathon’s Alvheim/Vilje development in Norway completed a planned 12-day turn-around in the second quarter of 2009, and still achieved strong operational performance for the quarter, with production available for sale averaging 69,800 net boepd [64,300 net bpd of liquid hydrocarbons and 32.6 million net cubic feet per day (mmcfpd) of natural gas]. Also in Norway, the Volund development is on schedule to be operationally ready for production in the fourth quarter of 2009. Importantly, due to better than expected production from the Alvheim field, the Volund start-up is not expected until the first half of 2010, subject to available processing capacity on the Alvheim floating, production, storage and offloading vessel. Marathon has 65 percent operated interests in Alvheim and Volund and a 47 percent outside-operated interest in Vilje.

The Company announced the Oberon discovery on Angola Block 31. Also in Angola, the PSVM development, located in the northeast sector of the block, is proceeding with first production targeted in 2012. In July 2009, Marathon entered into a definitive agreement to sell an undivided 20 percent participating interest in the Production Sharing Contract and Joint Operating Agreement in Angola Block 32. See the Corporate section below for further discussion of this transaction.

Marathon was awarded a 49 percent interest and will serve as operator in the Kumawa Block offshore Indonesia, which is Marathon’s third Indonesian offshore exploration block. The Kumawa Block encompasses 1.24 million acres in a high-potential, under-explored area.

In the Gulf of Mexico, Marathon has completed drilling all four development wells on its Droshky project, located on Green Canyon Block 244, and well completions are underway. First production is targeted for 2010.

Oil Sands Mining

Oil Sands Mining (OSM) segment income was $2 million for the second quarter of 2009 compared to a loss of $157 million in the second quarter of 2008 that included a $250 million after-tax loss on derivative instruments. Excluding the derivative impact, income was adversely impacted by a 53 percent decrease in average realizations, partially offset by lower blendstock and energy costs.

	Three Months Ended
	June 30
	2009	2008
Key Oil Sands Mining Statistics
Net Bitumen Production (mbpd)	26	24
Net Synthetic Crude Oil Sales (mbpd)	30	31
Synthetic Crude Oil Average Realization (per bbl)(a)	$55.02	$116.40
(a)      Excludes gains and losses on derivative instruments.

Marathon’s second quarter 2009 net bitumen production from the Athabasca Oil Sands Project (AOSP) mining operation was 26,000 bpd, compared to 24,000 bpd in the same quarter of last year.

The AOSP Phase 1 expansion is on track and is anticipated to begin operations in the 2010/2011 timeframe. The Phase 1 expansion includes construction of mining and extraction facilities at the Jackpine mine, expansion of treatment facilities at the existing Muskeg River mine, expansion of the Scotford upgrader and development of related infrastructure.

In the second quarter, the operator of AOSP offered three additional leases to the joint venture partners as a life-of-mine extension for the Muskeg River mine. Terms of the transaction were as agreed in the original 1999 AOSP Joint Venture Agreement. Marathon elected to participate in these leases and was able to reclassify approximately 190 million net barrels of contingent resource. Net proved bitumen reserves increased approximately 168 million barrels and net probable bitumen reserves increased 22 million barrels. These additional reserve barrels resulted in reducing Marathon's OSM DD&A rate per barrel by approximately 40 percent, starting in June 2009.

Also during the second quarter, the Alberta Government announced its decision to consider AOSP’s Quest carbon capture and storage (CCS) project, involving the Scotford base and Phase 1 expansion upgraders, for possible government funding. The AOSP partners are currently working with the government on a letter of intent, after which a funding agreement will be negotiated. A final investment decision on the Quest project will be made at a later date, pending agreement on funding details with the Government of Alberta, regulatory approvals, stakeholder engagement, as well as final joint venture partner agreement.

Refining, Marketing and Transportation

Refining, Marketing and Transportation (RM&T) segment income was $165 million in the second quarter of 2009 compared to $158 million in the second quarter of 2008. The second quarter 2009 refining and wholesale marketing gross margin of 8.71 cents per gallon increased slightly from 8.35 cents in the second quarter of 2008. The gross margin increase was primarily due to improved crack spreads as reflected in the relevant market indicators [Light Louisiana Sweet (LLS) 6-3-2-1 crack spreads] in the Midwest (Chicago) and Gulf Coast and lower manufacturing expenses in the second quarter 2009 compared to the same quarter last year. The lower manufacturing expenses resulted primarily from lower energy costs. However, these favorable impacts were largely offset by a relatively higher cost of crude oil, primarily driven by a substantially narrower sweet-sour differential, and other feedstock costs compared to the average prices reflected in the market indicators.

Marathon’s second quarter 2009 refining and wholesale marketing gross margin included pretax derivative gains of $13 million, primarily resulting from management of crude oil inventory price risk exposure. The second quarter 2008 gross margin included pretax derivative losses of $187 million including the impact of using derivatives to mitigate domestic crude oil acquisition price risk, a practice that the Company discontinued during that quarter.

Crude oil refined during the second quarter of 2009 averaged 959,000 bpd, a 64,000 bpd decrease from the second quarter of 2008, and total refinery throughputs were 1,158,000 bpd, approximately 4 percent lower than the 1,203,000 bpd in the second quarter of 2008.

	Three Months Ended
	June 30
	2009	2008
Key Refining, Marketing & Transportation Statistics
Crude Oil Refined (mbpd)	959	1,023
Other Charge and Blend Stocks (mbpd)	199	180
Total Refinery Inputs (mbpd)	1,158	1,203
Refined Products Sales Volumes (mbpd)	1,371	1,369
Refining and Wholesale Marketing Gross Margin ($/gallon)	$0.0871	$0.0835

Speedway SuperAmerica LLC (SSA) gasoline and distillate gross margin per gallon averaged 10.51 cents in the second quarter of 2009, compared to 8.62 cents in the second quarter of 2008. SSA second quarter 2009 same store gasoline sales volume increased by approximately 3 percent over the second quarter of 2008 -- versus an estimated demand decline of about 2 percent in the Company’s market area in the second quarter 2009 -- while same store merchandise sales increased by approximately 14 percent for the same period.

According to the 2009 EquiTrend® Brand Study conducted by Harris Interactive, Speedway has been named the best brand in the nation in its respective category. This renowned, annual online study measures consumer brand familiarity, quality, distinctness, trust and other criteria.

At July 31, the Garyville Major Expansion project was more than 91 percent complete with an on-schedule startup expected in the fourth quarter 2009. Marathon now forecasts the project will cost approximately $3.7 billion. Delays in the receipt of materials and fabricated equipment contributed to revisions in work execution plans resulting in increased project costs. When completed, this expansion will increase the Garyville refinery’s crude oil refining capacity by 180,000 bpd, improving scale efficiencies and feedstock flexibility.

Integrated Gas

Integrated Gas segment income was $13 million in the second quarter of 2009 compared to $102 million in the second quarter of 2008, primarily as a result of lower liquefied natural gas (LNG) price realizations. The LNG sales contract in Equatorial Guinea has a Henry Hub basis so the approximately 65 percent decline in this index had a dramatic effect on LNG profitability. The LNG facility in Equatorial Guinea continued to perform with high reliability during the second quarter of 2009, achieving operational availability of 99.6 percent. Marathon holds a 60 percent interest in the facility. Marathon’s methanol realizations were also down during the second quarter. This was in line with methanol prices in the U.S. and European markets that averaged approximately $200 per metric tonne in the second quarter of 2009, down from approximately $485 per metric tonne in the same quarter of 2008.

The Company spent approximately $18 million on a pretax basis during the second quarter of 2009 on gas commercialization technologies, including its proprietary GTFTM technology, compared to the $22 million in the second quarter of 2008.

	Three Months Ended
	June 30
	2009	2008
Key Integrated Gas Statistics
Net Sales (metric tonnes per day)
LNG	6,611	6,402
Methanol	1,362	1,188

Corporate

Marathon has certain deferred income tax balances denominated in foreign currencies. Fluctuations in currency exchange rates cause the U.S. dollar value of these deferred tax balances to change with the related currency gains and losses reflected within the provision for income taxes. For the second quarter of 2009, Marathon’s provision for income taxes included a $94 million foreign currency remeasurement loss related to its deferred income tax balances, primarily in Canada, compared to a $16 million foreign currency remeasurement loss in the same period of 2008.

Marathon expects the overall corporate effective income tax rate on adjusted pretax income to be between 54 and 59 percent for the full year 2009, excluding the effect of foreign currency remeasurement of deferred tax balances. For the second quarter 2009, the effective income tax rate on adjusted pretax income was 59 percent, which excluded the foreign currency remeasurement loss described above.

At June 30, 2009, Marathon’s main sources of short-term liquidity amounted to approximately $4.5 billion, comprised of approximately $1.5 billion of cash equivalents and its full capacity under its $3 billion committed revolving credit facility.

Since launching its asset review and divestiture program in March 2008, Marathon’s announced asset sales amount to approximately $3.2 billion in transaction values. These strategic divestitures have included the recently announced sale of an undivided 20 percent participating interest in Angola Block 32, all of Marathon’s holdings in Ireland, interests in the Heimdal area offshore Norway, interests in the Permian Basin in Texas and New Mexico, the Company’s ownership interest in Pilot Travel Centers, as well as other smaller transactions. Marathon continues to evaluate its portfolio of assets.

In July 2009, Marathon entered into a definitive agreement to sell an undivided 20 percent participating interest in the Production Sharing Contract and Joint Operating Agreement in Angola Block 32 to CNOOC International Limited and Sinopec International Petroleum Exploration and Production Corporation. The transaction has a total value of $1.3 billion, excluding any purchase price adjustments at closing, with an effective date of Jan. 1, 2009. The companies expect to close the transaction by year-end 2009, subject to Government and regulatory approvals. Marathon will retain a 10 percent working interest in Block 32.

Marathon has exited its Irish businesses and as a result, the activities of those businesses have been presented as discontinued operations and excluded from E&P segment income for all periods presented.  The sale of Marathon International Petroleum Hibernia Limited, which included an 18.5 percent interest in the Corrib natural gas development, was completed in late July 2009. The transaction with Vermilion Energy Trust has an effective date of Jan. 1, 2009. The final transaction value will range between $235 million and $400 million, subject to the timing of first commercial gas at Corrib. An initial payment of $100 million plus working capital adjustments was received at closing in late July, with the remaining balance due at the time of first commercial gas. In April 2009, Marathon completed the sale of its wholly owned subsidiary, Marathon Oil Ireland Limited to PSE Ireland Limited, a subsidiary of Petroliam Nasional Berhad (Petronas). The transaction had a total value of $180 million with an effective date of Dec. 31, 2007.

In June 2009, Marathon completed the sale of its operated and a portion of its outside-operated assets in the Permian Basin of New Mexico and West Texas. The transactions had a total value of $301 million, with an effective date of Jan. 1, 2009.

Special Items

Marathon has two natural gas sales contracts in the United Kingdom that are accounted for as derivative instruments. Mark-to-market changes in the valuation of these contracts must be recognized in current period earnings. In the second quarter of 2009, the non-cash after-tax mark-to-market gain on these contracts related to sales of natural gas from the Brae field complex totaled $2 million. Due to the volatility in the fair value of these contracts, Marathon consistently excludes these non-cash gains and losses from adjusted net income. These contracts expire in September 2009.

As described above, Marathon has completed sales of certain of its Permian Basin properties, its operated properties in Ireland, and its outside-operated interest in the Corrib development in Ireland. The related net after-tax gain of $160 million has been excluded from adjusted net income.

The Company will conduct a conference call and webcast today, Aug. 3, at 2:00 p.m. EDT during which it will discuss second quarter results. The webcast will include synchronized slides. To listen to the webcast of the conference call and view the slides, visit the Marathon website at www.Marathon.com. Replays of the webcast will be available through Aug. 17, 2009. Quarterly financial and operational information is also provided on Marathon’s Web site at http://ir.marathon.com in the Quarterly Investor Packet.

# # #

In addition to net income determined in accordance with generally accepted accounting principles, Marathon has provided supplementally “adjusted net income,” a non-GAAP financial measure which facilitates comparisons to earnings forecasts prepared by stock analysts and other third parties. Such forecasts generally exclude the effects of items that are considered non-recurring, are difficult to predict or to measure in advance or that are not directly related to Marathon's ongoing operations. A reconciliation between GAAP net income and “adjusted net income” is provided in a table on page 1 of this release. “Adjusted net income” should not be considered a substitute for net income as reported in accordance with GAAP. Management, as well as certain investors, uses “adjusted net income” to evaluate Marathon's financial performance between periods. Management also uses “adjusted net income” to compare Marathon's performance to certain competitors.

Cautionary Note to U.S. Investors: The United States Securities and Exchange Commission (SEC) permits oil and gas companies, in their filings with the SEC, to disclose only proved reserves that a company has demonstrated by actual production or conclusive formation tests to be economically and legally producible under existing economic and operating conditions. Marathon Oil Corporation uses certain terms in this press release, such as contingent resource and net probable reserves, that the SEC's guidelines strictly prohibit Marathon from including in filings with the SEC. U.S. investors are urged to consider closely the disclosures in Marathon's periodic filings with the SEC, available from the Company at 5555 San Felipe, Houston, Texas 77056 and the Company's Web site at http://www.Marathon.com. You can also obtain this information from the SEC by calling 1-800-SEC-0330.

This release contains forward-looking statements with respect to timing and levels of future production, the Volund development, the PSVM development, the Droshky development, the AOSP Phase 1 expansion, the Garyville Major Expansion project, and the anticipated sale of an undivided 20 percent participating interest in

Angola Block 32. Factors that could potentially affect timing and levels of future production, the Volund development, the PSVM development and the Droshky development include pricing, supply and demand for petroleum products, the amount of capital available for exploration and development, regulatory constraints, timing of commencing production from new wells, drilling rig availability, unforeseen hazards such as weather conditions, acts of war or terrorist acts and the governmental or military response thereto, and other geological, operating and economic considerations.  Factors that could affect the AOSP Phase 1 expansion, and the Garyville Major Expansion project include transportation logistics, availability of materials and labor, unforeseen hazards such as weather conditions, delays in obtaining or conditions imposed by necessary government and third-party approvals, and other risks customarily associated with construction projects. The sale of an undivided 20 percent participating interest in Angola Block 32 is subject to customary closing conditions, including Government and regulatory approvals. The foregoing factors (among others) could cause actual results to differ materially from those set forth in the forward-looking statements. In accordance with the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, Marathon Oil Corporation has included in its Annual Report on Form 10-K for the year ended December 31, 2008, and subsequent Forms 10-Q and 8-K, cautionary language identifying other important factors, though not necessarily all such factors, that could cause future outcomes to differ materially from those set forth in the forward-looking statements.

Media Relations Contacts:	Lee Warren	713-296-4103

Leslie Hiltabrand	713-296-4102

Investor Relations Contacts:	Howard Thill	713-296-4140

Chris Phillips	713-296-3213

Condensed Consolidated Statements of Income (Unaudited)

Three Months Ended			Six Months Ended
June 30,			June 30
(In millions, except per share data)	2009	2008	2009	2008
Revenues and other income:
Sales and other operating revenues
(including consumer excise taxes)	$13,059	$21,203	$23,213	$38,404
Sales to related parties	21	686	41	1,228
Income from equity method investments	62	256	109	465
Net gain on disposal of assets	191	12	195	22
Other income	25	45	77	104
Total revenues and other income	13,358	22,202	23,635	40,223
Costs and expenses:
Cost of revenues (excludes items below)	9,776	17,985	17,133	32,400
Purchases from related parties	110	226	205	365
Consumer excise taxes	1,226	1,295	2,400	2,511
Depreciation, depletion and amortization	701	493	1,363	933
Selling, general and administrative expenses	321	361	612	659
Other taxes	97	127	199	250
Exploration expenses	64	130	126	259
Total costs and expenses	12,295	20,617	22,038	37,377
Income from operations	1,063	1,585	1,597	2,846
Net interest and other financing costs	(11)	(11)	(28)	(4)
Income from continuing operations before
income taxes	1,052	1,574	1,569	2,842
Provision for income taxes	711	806	962	1,357
Income from continuing operations	341	768	607	1,485
Discontinued operations	72	6	88	20
Net income	$413	$774	$695	$1,505
Per Share Data
Basic:
Income from continuing operations	$0.48	$1.08	$0.86	$2.09
Discontinued operations	$0.10	$0.01	$0.12	$0.02
Net income	$0.58	$1.09	$0.98	$2.11
Diluted:
Income from continuing operations	$0.48	$1.07	$0.86	$2.07
Discontinued operations	$0.10	$0.01	$0.12	$0.03
Net income	$0.58	$1.08	$0.98	$2.10
Dividends paid	$0.24	$0.24	$0.48	$0.48
Weighted Average Shares:
Basic	709	710	709	711
Diluted	711	714	711	716

Preliminary Supplemental Statistics (Unaudited)

Three Months Ended			Six Months Ended
	June 30		June 30
(Dollars in millions, except as noted)	2009	2008	2009	2008
SEGMENT INCOME (LOSS)
Exploration and Production
United States	$(41)	$359	$(93)	$603
International	261	463	398	891
E&P segment	220	822	305	1,494
Oil Sands Mining	2	(157)	(22)	(130)
Refining, Marketing and Transportation	165	158	324	83
Integrated Gas	13	102	40	201
Segment Income	400	925	647	1,648

Items not allocated to segments, net of income taxes:
Corporate and other unallocated items	(89)	(57)	(140)	(78)
Foreign currency remeasurement of
deferred taxes	(94)	(16)	(66)	35
Gain (loss) on U.K. natural gas contracts	2	(84)	44	(120)
Gain on disposal of assets	122	-	122	-
Gain on disposal of discontinued operations	38	-	38	-
Discontinued operations	34	6	50	20
Net income	$413	$774	$695	$1,505

CAPITAL EXPENDITURES
Exploration and Production	$617	$839	$990	$1,596
Oil Sands Mining	281	262	567	510
Refining, Marketing and Transportation	713	702	1,373	1,213
Integrated Gas	1	-	1	1
Discontinued Operations	31	35	47	53
Corporate	7	7	8	9
Total	$1,650	$1,845	$2,986	$3,382

EXPLORATION EXPENSES
United States	$31	$55	$65	$105
International	33	75	61	154
Total	$64	$130	$126	$259

Preliminary Supplemental Statistics (Unaudited)

	Three Months Ended		Six Months Ended
	June 30		June 30
	2009	2008	2009	2008

E&P OPERATING STATISTICS
Net Liquid Hydrocarbon Sales (mbpd)
United States	64	63	65	63
Europe	112	38	92	31
Africa	101	81	93	92
Total International	213	119	185	123
Worldwide	277	182	250	186
Net Natural Gas Sales (mmcfpd)(a)
United States	365	431	395	456
Europe	151	160	155	170
Africa	439	398	436	396
Total International	590	558	591	566
Worldwide Continuing Operations	955	989	986	1,022
Discontinued Operations	3	15	33	44
Worldwide	958	1,004	1,019	1,066
Total Worldwide Sales (mboepd)
Continuing Operations	436	347	415	357
Discontinued Operations	1	3	6	7
Worldwide	437	350	421	364

Average Realizations (b)
Liquid Hydrocarbons (per bbl)
United States	$53.25	$109.85	$44.84	$96.96
Europe	60.91	121.96	55.71	111.54
Africa	50.90	108.70	44.45	98.33
Total International	56.16	112.99	50.06	101.66
Worldwide	$55.49	$111.90	$48.70	$100.07
Natural Gas (per mcf)
United States	$3.60	$8.66	$4.08	$7.70
Europe	4.43	7.43	4.90	7.56
Africa (c)	0.25	0.25	0.25	0.25
Total International	1.32	2.31	1.47	2.44
Worldwide Continuing Operations	2.19	5.08	2.51	4.79
Discontinued Operations	7.49	12.37	8.54	8.83
Worldwide	$2.21	$5.19	$2.71	$4.95
(a)
Includes natural gas acquired for injection and subsequent resale of 18 mmcfpd and 25 mmcfpd in the second quarters of 2009 and 2008, and 21 mmcfpd and 31 mmcfpd for the first six months of 2009 and 2008.

(b)	Excludes gains and losses on derivative instruments (including the unrealized effects of U.K. natural gas sales contracts that are accounted for as derivatives).
(c)
Primarily represents fixed prices under long-term contracts with Alba Plant LLC, Atlantic Methanol Production Company LLC (AMPCO) and Equatorial Guinea LNG Holdings Limited (EGHoldings), which are equity method investees.  Marathon includes its share of Alba Plant LLC’s income in the Exploration and Production segment and its share of AMPCO’s and EGHoldings’ income in the Integrated Gas segment.

Preliminary Supplemental Statistics (Unaudited) (continued)

Three Months Ended			Six Months Ended
	June 30		June 30
(Dollars in millions, except as noted)	2009	2008	2009	2008
OSM OPERATING STATISTICS
Net Bitumen Production (mbpd)	26	24	25	24
Net Synthetic Crude Oil Sales (mbpd)	30	31	31	31
Synthetic Crude Oil Average
Realization (per bbl) (d)	$55.02	$16.40	$46.63	$02.70
RM&T OPERATING STATISTICS
Refinery Runs (mbpd)
Crude oil refined	959	1,023	905	934
Other charge and blend stocks	199	180	210	207
Total	1,158	1,203	1,115	1,141

Refined Product Yields (mbpd)
Gasoline	659	607	638	604
Distillates	319	367	314	326
Propane	23	23	22	22
Feedstocks and special products	73	116	62	108
Heavy fuel oil	25	23	24	27
Asphalt	75	86	70	73
Total	1,174	1,222	1,130	1,160

Refined Products Sales Volumes (mbpd)(e)	1,371	1,369	1,329	1,324

Refining and Wholesale Marketing Gross
Margin (per gallon) (f)	$0.0871	$0.0835	$0.0833	$0.0420

Speedway SuperAmerica
Retail outlets	1,611	1,625	-	-
Gasoline and distillate sales (millions of gallons)	806	788	1,590	1,580
Gasoline and distillate gross margin (per gallon)	$0.1051	$0.0862	$0.1059	$0.1005
Merchandise sales	$809	$722	$1,499	$1,369
Merchandise gross margin	$192	$181	$370	$344
IG OPERATING STATISTICS
Net Sales (metric tonnes per day)(g)
LNG	6,611	6,402	6,690	6,657
Methanol	1,362	1,188	1,258	1,159
(d)	Excludes gains and losses on derivative instruments.
(e)	Total average daily volumes of all refined product sales to wholesale, branded and retail customers.
(f)	Sales revenue less cost of refinery inputs, purchased products and manufacturing expenses, including depreciation.
(g)
Includes both consolidated sales volume and Marathon’s share of sales volumes of equity method investees.  LNG sales from Alaska are conducted through a consolidated subsidiary.  LNG and methanol sales from Equatorial Guinea are conducted through equity method investees.